Exhibit 10.2

Stock Option Award Certificate (INCENTIVE STOCK OPTION)	ID: XXXXXXXX 88 Sidney Street Cambridge, MA 02139

«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME» «ADDRESS_LINE1» «ADDRESS_LINE2» «ADDRESS_LINE3» «CITY», «STATE» «ZIP_CODE»	Option Number: Plan: ID:	«NUM» «PLAN_NAME» «ID»

Effective «GRANT_DATE», you have been granted an Incentive Stock Option to buy «SHARES_GRANTED» shares of Alkermes, Inc. (the “Company”) common stock at «OPTION_PRICE» per share.
The total option price of the shares granted is «TOTAL_OPTION_PRICE».
The right to acquire the shares subject to the Incentive Stock Option will become fully vested on the dates shown below. The Incentive Stock Option shall expire on the earlier to occur of: the 10th anniversary of the date of grant or three months after termination of your service relationship with the Company (unless otherwise provided below).

Shares	Vesting Date
«SHARES_PERIOD1»
«SHARES_PERIOD2»
«SHARES_PERIOD3»
«SHARES_PERIOD4»
In the event of the termination of your employment with the Company by reason of retirement, the vesting and exercisability of the Incentive Stock Option shall be accelerated, and the period during which the Incentive Stock Option (to the extent it is exercisable on the date of retirement) may be exercised shall be extended, as follows:

Age at retirement and full years of cumulative service as an employee of the Company at retirement (but not including any service in a non-employment relationship with the Company)	Acceleration of vesting date	Exercise period following date of termination of employment by reason of retirement (but not beyond the original term of the Incentive Stock Option)
60 or over and at least 6 years	1 year	1 year
62.5 or over and at least 8 years	2 years	2 years
65 or over and at least 10 years	4 years	3 years
[The following paragraph for all employees of the Company other than the Chairman of the Board.]Notwithstanding the above, in the event of the termination of your employment with the Company by reason of retirement, if your age plus full years of cumulative service as an employee of the Company (but not including any service in a non-employment relationship with the Company) is greater than or equal to 55 at retirement and you have at least twelve (12) full years of cumulative employment with the Company, then the Incentive Stock Option shall vest and be exercisable in full on retirement and the period during which the Incentive Stock Option (to the extent that it is exercisable on the date of retirement) may be exercised shall be five (5) years following the date of termination of employment by reason of retirement, but not beyond the original term of the Incentive Stock Option.
In the event of the termination of your employment with the Company (but not the termination of a non-employment relationship with the Company) by reason of death or permanent disability, the Incentive Stock Option shall vest and be exercisable in full on such termination of employment and the period during which the Incentive Stock Option (to the extent that it is exercisable on the date of termination of employment) may be exercised shall be three (3) years following the date of termination of employment by reason of death or permanent disability, but not beyond the original term of the Incentive Stock Option.
The foregoing Incentive Stock Option has been granted under and is governed by the terms and conditions of this Certificate and the Alkermes 2008 Stock Option and Incentive Plan.

Alkermes, Inc.	Date